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                                                                    EXHIBIT 10.1


                            COMPENSATION TERM SHEET


     This Compensation Term Sheet, dated as of October 15, 2001, is intended to express the agreement of James L. Payne (the "Payne"), an individual, and Nuevo Energy Company, a Delaware corporation having its principal place of business in Houston, Texas (the "Company"), regarding the employment of Payne as the Chairman of the Board, President and Chief Executive Officer of the Company. This Term Sheet is intended to be a binding understanding of Payne and the Company with respect to the items covered herein.

     1. Employment. The Company will employ Payne as the Chairman of the Board, President and Chief Executive Officer of the Company on an "at-will" basis, for an indeterminate period of time. It is anticipated that Payne will commence his employment with the Company reasonably promptly following the date of this Term Sheet. The principal place of Payne's employment will be the Company's headquarters in Houston, Texas. Payne's employment may be terminated by either party at any time for any reason, without liability to the terminating party or to the other party (except under the circumstances described in Sections 3A.2 and 4 of this Term Sheet).

     2. Membership on Board of Directors. It is the intention of the parties that Payne will be elected to the Board of Directors of the Company, and that Payne will serve on the Board if so elected. Payne will purchase $100,000 worth of Company common stock, at fair market value on the date of purchase, at the time he commences membership on the Company's Board of Directors.

     3.   Compensation.

     A. Salary and Bonus: In consideration of the services to be rendered by Payne to the Company, the Company will pay Payne a base salary and bonus as follows:

 .   1. Base Salary. Payne's base salary will be at the rate of $400,000 per year. Payne has requested, and the Company has agreed, to pay such base salary to Payne in the form of common stock of the Company. For the period commencing on Payne's starting date hereunder through December 31, 2002, the parties agree that the base salary rate is and will be considered (for a complete calendar year) equivalent to 28,673 shares of Company common stock. For the 2001 calendar year, the parties agree that Payne's salary will be distributed to him on a proportionate basis on December 31, 2001, based upon the time Payne actually worked for the Company in the 2001 calendar year (expressed as a fraction of the entire year), in an amount equal to such fraction multiplied by 28,673 shares of Company common stock (less applicable withholdings, which will be made in stock). For the 2002 calendar year, Payne's base salary will be distributed to Payne on a proportionate basis quarterly. For purposes of illustration, Payne will be paid 7,168 shares of Company common stock (less applicable withholdings, which will made in stock) on March 31, June 30, September 30, 2002, respectively, and will be paid 7,169 shares of Company common stock (less applicable withholdings) on December 31, 2002, as base salary. The number of shares of common stock to be
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    paid as base salary will be adjusted on January 1, 2003, and each January 1 thereafter, to reflect an equivalent of $400,000 in base salary (as may be increased from time to time) based on the share price of common stock of the Company at such time.

 .  2.  Annual Bonus.

 .   General. Payne's annual bonus opportunity with the Company will be between
    $0 and $400,000, which will be paid in the form of Company common stock. Except with respect to the annual bonus payable with respect to the 2001 calendar year (described below), annual bonus payments to Payne will be payable at the same time as other annual bonuses are normally payable to other senior officers of the Company. Bonus payments will also be subject to applicable withholdings.

 .   2001 and 2002 Calendar Years. With respect to the period of the 2001 calendar year in which Payne is employed by the Company, Payne shall receive a pro-rata portion of his annual bonus based upon the time he actually worked for the Company in the 2001 calendar year (expressed as a fraction of the entire year), in an amount equal to such fraction multiplied by $200,000. The bonus described in the previous sentence shall be paid promptly in January, 2002, in the manner set forth in this paragraph. For the 2002 calendar year, he will be guaranteed an annual bonus payment of at least 50% of the maximum target bonus ($200,000).

 .   Amount of Bonus Payable. The actual amount of annual bonuses payable to
    Payne with respect to any year (other than with respect to the 2001 year, which will be fixed) will be based upon the achievement of target goals to be mutually and reasonably established in good faith by the Company's Board of Directors (or a committee thereof) and Payne from year to year, and Payne's remaining employed with the Company for such entire calendar year; provided, however, that if Payne's employment with the Company terminates for any reason other than his voluntary resignation or his termination by the Company for "just cause" (as defined in the SPA, described below), he will receive a pro-rata portion of the annual bonus for the period of the calendar year in which he was actually employed by the Company, which will be (i) based upon the actual performance achieved by the Company in such year measured against the targets set for such year, and (ii) payable to him (or his estate, if applicable) at the same time bonuses are paid to other senior officers of the Company.

 .   Form of Compensation Payable. As with base salary, Payne has requested, and the Company has agreed, to pay all annual bonuses to Payne hereunder in the form of common stock of the Company. For the 2001 and 2002 calendar years, the parties agree that the share amount for the annual bonus will be based on the maximum target of 28,673 shares (representing $400,000, and interpolated lower for lower bonus amounts) of Company common stock (less applicable withholdings, in the form of stock). Thereafter, the number of shares of common stock to be paid to Payne as annual bonus will be adjusted on each January 1 of Payne's employment, starting on January 1, 2003, to reflect an equivalent of a maximum of $400,000 in target bonus (as may be increased from time to time), based on the share price of common stock of the Company at such time.
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     B. Luncheon Club Membership. While he is employed, the Company will reimburse Payne for the reasonable expenses incurred by him in obtaining and maintaining a membership at either the Coronado Club or the Petroleum Club, both in Houston, Texas.

     C. Temporary Rental Costs. The Company will reimburse Payne for the reasonable rental costs that he incurs for an apartment in the Houston, Texas area, for a period of three months.

     D. Vacation. Payne will be entitled to four (4) weeks of vacation per year.

     4. Change in Control. Payne and the Company will, promptly after the date hereof, enter into the form of "Severance Protection Agreement" (the "SPA") that the Company has entered into with its most senior executive officers (the form of which is attached to this Term Sheet for reference); provided, however, that the Agreement actually entered into between Payne and the Company will provide that, in the event that a "Change in Control" (as such term is defined in the SPA) occurs within the first six (6) months after the date of the commencement of Payne's employment with the Company, any severance benefit which may become payable to Payne under the SPA will be reduced (under section 4 of the SPA) to a lump sum cash payment (based upon $400,000 for each of base salary and bonus) of one years base salary and one years annual bonus (for purposes of clarity, rather than three years base salary and three years annual bonus, as specified in the form SPA). Any Change in Control occurring after such six-month date will be subject to the normal three-year base salary and bonus severance benefit under the form SPA.


Acknowledged and agreed as of the date set forth above:



__________________________                      ----________________________
James L. Payne                                  Nuevo Energy Company